Exhibit 10.11

INTERCOMPANY REVOLVING PROMISSORY NOTE

Dated: July 17, 2023

FOR VALUE RECEIVED, MANULIFE PRIVATE CREDIT FUND, a Delaware statutory trust (the “Company”), promises to pay on July 17, 2024 or such earlier date as provided herein (the “Expiration Date”) to John Hancock Funding Company, LLC (“JH Funding”), a Michigan corporation (the “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by the Company and the Payee, at such location as a Payee shall from time to time designate, the principal sum of the aggregate unpaid principal amount of all Advances made hereunder, together with interest on the principal amount of this Intercompany Revolving Promissory Note (the “Note”) from time to time outstanding at the rates and in the manner specified below. All payments on this Note shall be made in immediately available and freely transferable funds at the place of payment and shall be paid no later than 2:00 p.m. (New York time) on the date when due, without set-off or deduction of any kind.

Subject to the terms of this Note, the Payee agrees to make available to the Company revolving advances in an aggregate amount not to exceed U.S. $30,000,000 (Thirty Million Dollars) (the “Revolving Commitment”). No later than 10:00 a.m. (New York time) on any Business Day (or such later time as may be agreed by the Payee), the Company may request that an advance (each an “Advance” and collectively “Advances”) denominated in U.S. dollars be made available to it on such Business Day by delivering to the Payee a duly executed notice of borrowing in the form attached hereto as Exhibit A. Upon receipt of such notice of borrowing from the Company, the Payee shall make the requested Advance available to the Company on the Business Day set forth in such notice of borrowing. Advances shall solely be used to support existing unfunded commitments and delayed draw requirements of the Company.

Each unpaid principal amount hereof (and any accrued interest thereof) from time to time outstanding shall bear interest (computed on the basis of a 360-day year) at a rate equal to the SOFR Rate (as defined below) plus 100 bps per annum. The SOFR Rate will be reset on the last Business Day of March, June, September and December of each year (the “Reset Date”), based on the SOFR Rate in effect two (2) Business Days prior to such Reset Date.

“SOFR” means, with respect to any Business Day, the secured overnight financing rate published for such Business Day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body. If such rate does not appear on the Federal Reserve Bank of New York’s website (or any successor source) for displaying SOFR rates as may be agreed upon by the Company and the Payee

If at any time the Payee reasonably determines that (i) adequate and reasonable means do not exist for ascertaining the SOFR Rate for any period or (ii) dollar denominated loan facilities being executed or amended in the syndicated loan market are generally being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the SOFR Rate, then reasonably promptly after such determination, the Payee and the Company shall work together to amend this Note to replace the SOFR Rate with an alternate benchmark rate giving due consideration to any evolving or then existing convention for similar dollar denominated loan facilities.

Should any payment of principal or interest become due and payable on any day other than a Business Day (“Business Day” being any day not a Saturday, Sunday or legal holiday in New York, New York), the maturity thereof shall be extended to the next succeeding Business Day and interest shall continue to accrue at the applicable rate until such payment is made.

Company shall repay the principal amount of each Advance together with all accrued and unpaid interest thereon, upon the earlier of (i) forty five (45) calendar days following the date such Advance was made available to the Company or (ii) the Expiration Date; provided, however, that upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to the Company, or to any property of the Company, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of the Company, all amounts evidenced by this Note owing by the Company to the Payee shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Notwithstanding anything herein to the contrary, the Payee may demand immediate repayment of the outstanding balance of the Note, in whole or in part, at any time upon 5 Business Days’ notice in writing to the Company, specifying the principal amount to be repaid together with accrued but unpaid interest and the date of repayment.

The indebtedness evidenced hereby may be prepaid by the Company upon one (1) Business Day’s notice in writing, in whole or in part at any time and from time to time without premium or penalty. Any partial prepayment shall be applied first against any costs, fees or charges payable hereunder, thereafter against accrued and unpaid interest, and the balance, if any, to principal. Any amount repaid hereunder may be re-borrowed provided that such re-borrowing does not result in the aggregate principal amount of all Advances under this Note exceeding the Revolving Commitment.

The Payee is authorized (but not required) to record in its books the date and amount of, and the interest rate for, each Advance made pursuant to this Note (and accrued interest thereof) and the date and amount of each payment or prepayment of principal thereof (and interest thereof) and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that any failure to make such recordation shall not in any manner affect the obligation of the Company to make payments of principal and interest in accordance with this Note.

The Company waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the Payee shall operate as a waiver of such rights.

The Company shall reimburse the Payee on demand for all reasonable and documented out-of-pocket costs, fees and expenses, including reasonable fees and expenses of its legal counsel, incurred by the Payee in connection with the transactions contemplated hereby including the negotiation, documentation and execution of this Note and the enforcement of the Payee’s rights hereunder.

This Note shall be binding upon the Company and its successors and permitted assigns, and the terms and provisions of this Note shall inure to the benefit of the Payee and its successors and assigns, including subsequent holders hereof. This Note may be freely assigned or transferred by the Payee. The Company may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Payee.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

The terms and provisions of this Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable legal requirements by a governmental authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Note in any jurisdiction.

No term of this Note may be waived, modified or amended except by an instrument in writing signed by both the Company and the Payee.

This Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Note by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Payee has caused this Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

Manulife Private Credit Fund, as the Company

By:	/s/ Christopher Sechler
Name: Christopher Sechler
Title: Senior Managing Director & Chief Counsel, John Hancock

John Hancock Funding Company, LLC (“JH Funding”) as the Payee

By:	/s/ Jeffrey H Nataupsky
Name: Jeffrey H Nataupsky
Title: Chief Financial Officer

Exhibit A

Notice of Borrowing

Pursuant to the Intercompany Revolving Promissory Note dated as of [July 17, 2023] (as amended or otherwise modified, the “Note”), by and between Manulife Private Credit Fund (the “Company”) and John Hancock Funding Company, LLC(the “Payee”), the Company hereby requests that the Payee make available to the Company the following Advance. Capitalized terms used but not defined herein shall have the meanings set forth in the Note.

1.	Date of Advance:

2.	Amount of Advance:

3.	The proceeds of the Advance are to be delivered to the following account:

Bank Name:

Bank Address:

ABA Number:

Account Number:

Reference:

Manulife Private Credit Fund

By:
Name:
Title:
Date: